Exhibit 99.3

RISK FACTORS

An investment in the notes involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in this offering circular, including our consolidated financial statements and related notes, included elsewhere in the offering circular before deciding to invest in the notes. The risks described below are not the only risks facing us or that may materially adversely affect our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry, the Power Industry, and Our Business.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors that may turn out to be inaccurate. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the estimated value of reserves.

In order to prepare our reserve estimates, our independent petroleum engineers must project production rates and timing of development expenditures as well as analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process of estimating reserves also requires economic assumptions about matters, such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise, and can vary.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates, and those variances may be material. Any significant variance could materially affect the estimated quantities and estimated value of our reserves.

We continue to assess new data we have collected or will collect in the near future, including the continuing assessment of acquired 3-D seismic data, analysis of cores drawn or to be drawn from our drilling program, production from our recent drilling program and planned acquisition of additional two dimensional (“2-D”) and 3-D seismic data. The results of our assessments could affect reported reserves. In addition, our independent petroleum engineers may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the estimated value of our proved reserves prepared in accordance with the SEC’s guidelines referred to in this offering circular is the current market value of our estimated oil reserves. We base the estimated value of future net cash flows from our proved reserves on an unweighted arithmetic average of the first-day-of-the month price for each month during the 12-month calendar year and year-end costs. Actual future prices, costs, taxes and the volume of produced reserves may differ materially from those used in the estimated value.

We have entered into a significant joint venture. This joint venture may limit our operations and corporate flexibility in Block Z-1; actions taken by our joint venture partner in Block Z-1 may materially impact our financial position and results of operation, and we may not realize the benefits we expect from this joint venture.

Various aspects of our Pacific Rubiales joint venture could materially impact us: The development of Block Z-1 is subject to the terms and conditions of a Joint Operating Agreement and we no longer have unlimited flexibility to control the development of this property. We share approval rights over major decisions and overall supervision of joint operations through a joint operating committee. Pacific Rubiales may have interests and goals that are inconsistent with ours. The performance of our joint venture partner’s obligations under the Joint Operating Agreement is outside of our direct control. The ability or failure of our joint venture partner to pay its funding commitment, including costs to be paid on our behalf during the term of the carry agreement, could increase our costs of operations or result in reduced drilling and production of oil and gas, or loss of rights to develop Block Z-1. These restrictions may preclude transactions that could be beneficial to our shareholders. Pacific Rubiales is the technical operator of the field under an Operating Services Agreement. Their ability to deliver the continued safe and efficient operations of the Block under this agreement will have a material impact on us. Disputes between us and our joint venture partner, or actions taken by our joint venture partner, may result in litigation or arbitration that would increase our expenses, delay or terminate projects and distract our officers and directors from focusing their time and effort on our business.

We have not been profitable since we commenced operations and have historically had limited earnings from operations.

To date, we have been unable to support our exploration and development activities solely through earnings from operations. At times when we have had a working capital surplus, the sources of our working capital surplus have generally been equity issuances, debt financings and asset sales, rather than revenue from operations, and we may incur working capital deficits in the future. We cannot provide any assurance that we will be profitable in the future or that we will be able to generate cash from operations or financings to fund working capital deficits.

Our business involves many uncertainties and operating risks that may prevent us from realizing profits and can cause substantial losses.

Our exploration and production activities may be unsuccessful for many reasons, including weather, the drilling of dry holes, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well will not ensure we will realize a profit on our investment. A variety of factors, including geological, regulatory and market-related factors can cause a well to become uneconomical or only marginally economical. Our business involves a variety of operating risks, including:

●	fires;

●	explosions;

●	blow-outs and surface cratering;

●	uncontrollable flows of natural gas, oil and formation water;

●	natural disasters, such as earthquakes, tsunamis, typhoons and other adverse weather conditions;

●	pipe, cement, subsea well or pipeline failures;

●	casing collapses;

●	mechanical difficulties, such as lost or stuck oil field drilling and service tools;

●	abnormally pressured formations; or

●	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

Experiencing any of these operating risks could lead to problems with any well bores, platforms, barges, gathering systems and processing facilities, which could adversely affect our present and future drilling operations. Affected drilling operations could further lead to substantial losses as a result of:

●	injury or loss of life;

●	severe damage to and destruction of property, natural resources and equipment;

●	pollution and other environmental damage;

●	clean-up responsibilities;

●	regulatory requirements, investigations and penalties;

●	suspension of our operations; or

●	repairs to resume operations.

If any of these risks occur, we may have to curtail or suspend any drilling or production operations and we could have our oil sales interrupted or suspended, which could have a material adverse impact on our financial condition, operations and ability to execute our business plan.

We require additional financing for the exploration and development of our oil and gas properties and the construction of our proposed power generation facility, pipeline and gas processing facility.

Since becoming a public company in 2004, we have funded our operations with the net proceeds of sales of securities, debt financing and the sale of a 49% participating interest in Block Z-1 for $150.0 million in 2012. We began to generate revenues from operations in the fourth quarter of 2007. We will need additional financing to fully implement our development plan. As we continue to execute our business plan and expand our operations, our cash generation from operations along with our commitments are likely to increase and, therefore, the likelihood of our seeking additional financing, either through the equity markets, debt financing, joint ventures, asset sales or a combination thereof may occur. If we are unable to timely generate or obtain adequate funds to finance our exploration and development plans, our ability to develop our oil and natural gas reserves may be limited or substantially delayed. Such limitations or delays could result in a failure to realize the full potential value of our properties (and could affect the value of our properties as recorded in our financial statements) or could result in the potential loss of our oil and gas properties if we were unable to meet our obligations under the license agreements, which could, in turn, limit our ability to repay our debts. Inability to timely generate or obtain funds also could cause us to delay, scale back or abandon our plans for construction of our power generation facility, pipelines and gas processing facility.

We may obtain future amounts required to fund our activities through additional equity and debt financing, joint venture arrangements, the sale of oil and gas interests, and/or future cash flows from operations. However, adequate funds may not be available when needed or may not be available on favorable terms. The exact nature and terms of such funding sources are unknown at this time, and there can be no assurance that we will obtain such funding or have funding available to adequately finance our future operations.

Changes in the financial and credit market may impact economic growth and may also affect our ability to obtain funding on acceptable terms.

Global financial markets and economic conditions have been disruptive and volatile. Accordingly, the equity capital markets can become exceedingly distressed. Market discontinuities, credit risk pricing and weak economic conditions can make it difficult to obtain debt or equity capital funding. In addition, debt securities generally are susceptible to interest rate risk, which is the chance that bond prices overall will decline because of rising interest rates.

Due to these and possibly other factors, we cannot be certain funding will be available when and if needed, and to the extent required, on acceptable terms. If funding is not available as needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our exploratory and development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

We have a limited operating history and have only been in commercial production in our Block Z-1 since November 2010.

We are in the initial stages of developing our oil and natural gas reserves. We have transitioned from an extended well testing program into commercial production in the Corvina and Albacora fields in our Block Z-1 and have produced and sold oil under extended well testing programs in both fields in the past. We are also subject to all of the risks inherent in attempting to expand a relatively new business venture. Such risks include, but are not limited to, the possible inability to profitably operate our existing properties or properties to be acquired in the future, our possible inability to fully fund the development requirements of such properties and our possible inability to acquire additional properties that will have a positive effect on our operations. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may not be able to profitably execute our plan of operation.

As of December 31, 2013, approximately 80% of our estimated net proved reserves were undeveloped. There can be no assurance that all of these reserves will ultimately be developed or produced.

We own rights to oil and gas properties that have limited or no development. We can provide no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. We have prepared estimates of our oil reserves and the costs associated with these reserves in accordance with industry standards. However, the estimated costs may not be accurate, development may not occur as scheduled, or the actual results may not be as estimated. Our estimates of reserves may change from time to time depending upon our ability to produce such reserves in a timely manner. We may not have or be able to obtain the capital we need to develop these proved reserves.

As of December 31, 2013, we had eight proved undeveloped reserve locations in the Corvina field or 5.0 MMBb1s included in our proved oil reserves that are scheduled to be drilled after five years from initial disclosure of the related reserves.

All proved undeveloped locations scheduled to be drilled after five years of initial disclosure are the result of unexpected governmental permitting delays, facilities limitations on the CX-11 offshore platform and contractual, as well as construction issues related to the CX-15 offshore platform in Block Z-1 located in environmentally sensitive remote locations. These proved undeveloped reserves are located in areas where we continue to actively drill. Our recognition of the proved undeveloped reserves scheduled to be drilled after the initial five year period could be, based on available precedent, challenged by regulatory authorities and there is a risk that our reserves would have to be revised to exclude these reserves. We believe the specific circumstances surrounding the drilling delays allow for inclusion of these reserves, but there is risk that our position may not prevail if challenged.

We may not be able to replace our reserves.

Our future success will depend upon our ability to find, acquire and develop oil and gas reserves that are economically recoverable. Any reserves we develop will decline as they are produced unless we are able to conduct successful revitalization activities or are able to replace the reserves by acquiring properties containing proven reserves, or both. To develop reserves and achieve production, we must implement our development and production programs, identify and produce previously overlooked or by-passed zones and shut-in wells, acquire additional properties or undertake other replacement activities. We can give no assurance that our planned development, revitalization, and acquisition activities will result in significant reserves replacement or that we will have success in discovering and producing reserves economically. We may not be able to locate geologically satisfactory property, particularly since we will be competing for such property with other oil and gas companies, most of which have much greater financial resources than we do. Moreover, even if desirable properties are available to us, we may not have sufficient funds with which to acquire or develop them.

Any failure to meet our debt obligations, including our Convertible Notes due 2015 or our Convertible Notes due 2017, would adversely affect our business and financial condition.

During the first quarter of 2010, we issued $170.9 million of Convertible Notes due 2015 (the “2015 Convertible Notes”), which bear interest semi-annually at a rate of 6.50% per year. In the third quarter of 2013, we issued $143.8 million of Convertible Notes due 2017 (the “2017 Convertible Notes”), which bear interest semi-

annually at a rate of 8.50% per year. Following the 2017 Convertible Notes issuance, in September 2013, we repurchased $85.0 million of the principal balance of the $170.9 million of the 2015 Convertible Notes. In April 2014, $26.0 million of the aggregate principal amount of the 2014 Convertible Notes were exchanged for an additional $25 million aggregate principal amount of 2017 Convertible Notes in a private transaction. As a result, the Company has $59.9 million principal amount of 2015 Convertible Notes outstanding. The 2015 Convertible Notes mature with repayment of $59.9 million (assuming no conversion by the note holders) due on March 1, 2015. If we experience any one of certain types of corporate transactions, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. Should any 2015 Convertible Notes not be redeemed or converted or any 2017 Convertible Notes not be converted, repayment of such notes in cash is required at the applicable maturity date. We may not have sufficient funds to pay the interest, repurchase price or cash in respect of our conversion obligation when due. If we fail to pay interest on the notes, repurchase the notes or pay any cash payment due when required (whether on an interest payment date, at maturity, upon repurchase, upon conversion or otherwise), we will be in default under the indenture governing the notes. The indenture contains customary terms and covenants and events of default. If an Event of Default occurs and is continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the 2015 Convertible Notes or the 2017 Convertible Notes then outstanding, as applicable, by notice to us and the trustee, may declare the principal and accrued and unpaid interest (including additional interest or premium, if any) on the 2015 Convertible Notes or 2017 Convertible Notes, as applicable, to be due and payable. In the case of an Event of Default arising out of certain bankruptcy events, the principal and accrued and unpaid interest (including additional interest or premium, if any), on the notes will automatically become due and payable.

Our ability to meet our current and future debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. If our cash flow is not sufficient to service our debt, we may be required to refinance the debt, sell assets or sell shares of common stock on terms that we do not find attractive, if it can be done at all.

We are assessing additional joint venture or partner relationships in our other blocks and our power generation project which subjects us to additional risks that could have a material adverse effect on the success of our operations, our financial position and our results of operations.

We may enter into additional joint venture arrangements in the future for Block Z-1 or our other blocks and our power generation project. These third parties may have obligations that are important to the success of the joint venture, including technical and operational as well as the obligation to pay their share of capital and other costs of the joint venture. The performance of these obligations, including the ability of the third parties to satisfy their obligations under these arrangements, is outside our direct control. If these parties do not satisfy their obligations under these arrangements, our business may be adversely affected. Any joint venture arrangements we may enter into may involve risks not otherwise present when exploring and developing properties directly, including, for example:

●	our joint venture partners may share certain approval rights over major decisions;

●	our joint venture partners may not pay their share of the joint venture’s obligations, leaving us liable for their shares of joint venture liabilities;

●	we may incur liabilities as a result of actions taken by our joint venture partners;

●	our joint venture partners may have economic or business interests or goals that are inconsistent with, or adverse to, our interests or goals;

●	our joint venture partners may be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives; and

●	disputes between us and our joint venture partners may result in delays, litigation or operational impasses.

The risks described above or the failure to continue our joint venture or to resolve disagreements with our joint venture partner could adversely affect our ability to transact the business that is the subject of such joint venture and increase our expenses, which would in turn negatively affect our financial position and results of operations.

Our future operating revenue depends upon the performance of our properties.

Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover. In addition, we regularly bring wells on or offline depending on technical performance, work-over requirements and, if applicable, testing period requirements. In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

Future oil and natural gas price declines or unsuccessful exploration efforts may result in significant charges or a write-down of our asset carrying values.

We follow the successful efforts method of accounting for our investments in oil and natural gas properties. Under this method, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. Certain costs of exploratory wells are capitalized pending determinations that proved reserves have been discovered. If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed.

The capitalized costs of our oil and natural gas properties, on a field basis, cannot exceed the estimated undiscounted future net cash flows of that field. If net capitalized costs exceed undiscounted future net cash flows, we must write down the costs of each such field to our estimate of its fair market value. Unproved properties are evaluated at the lower of cost or fair market value. Accordingly, a significant decline in oil or natural gas prices or unsuccessful exploration efforts could cause a future write-down of capitalized costs.

We evaluate impairment of our proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues. Once incurred, a write-down of oil and natural gas properties cannot be reversed at a later date even if oil or natural gas prices increase.

Demand for oil and natural gas is highly volatile. A substantial or extended decline in oil prices and, to a limited extent, natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments necessary to implement our business plan.

Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices.

Historically, oil and gas prices and markets have been volatile and are likely to be volatile again in the future. Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include among others:

●	international political conditions (including wars and civil unrest, such as the recent unrest in the Middle East);

●	the domestic and foreign supply of oil and gas;

●	the level of consumer demand;

●	weather conditions;

●	domestic and foreign governmental regulations and other actions;

●	actions taken by the Organization of Petroleum Exporting Countries (“OPEC”);

●	the price and availability of alternative fuels; and

●	overall global economic conditions.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any, and, as such, may have a negative impact on our reserves. A continuation of low or significant declines in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase. We currently do not enter into hedging arrangements or use derivative financial instruments such as crude oil forward and swap contracts to hedge our risk associated with fluctuations in commodity prices.

Our oil and gas operations involve substantial costs and are subject to various economic risks.

Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and/or gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and/or gas due to a lack of a market and that fluctuations in the prices of oil and/ or gas will make development of those wells uneconomical. This could result in a total loss of our investments made in our operations.

We conduct offshore exploration, exploitation and production operations off the coast of northwest Peru, all of which are also subject to a variety of operating risks peculiar to the marine environment.

Such risks include collisions, groundings and damage or loss from adverse weather conditions or interference from commercial or artesian fishing activities. These conditions can cause substantial damage to facilities, tankers and vessels, as well as interrupt operations. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Disruptions of services provided by marine service providers could temporarily impair our operations and delay delivery of our oil to be sold.

We depend on marine service providers to support our offshore operations in the Block Z-1. These services include, among others, tender support barges for our drilling operations and tank vessels for oil storage and transportation. Any disruptions or delay of the services provided by our marine service providers because of adverse weather or sea conditions, accidents, mechanical failures, scheduling conflicts with other tankers at the Talara refinery, insufficient personnel or other events could temporarily impair our operations, delay implementation of our business plan and increase our costs.

We currently have one customer for our crude oil sales and any disruption to their operations could temporarily impair our operations and delay delivery of our oil to be sold

Our oil is delivered by vessel to the refinery owned by the Peruvian national oil company, Petroleos del Peru—PETROPERU S.A., in Talara, located approximately 70 miles south of the CX-11 platform. Produced oil is kept in production inventory until inventory quantities are at a sufficient level to make a delivery to the refinery in Talara. Although all of our oil sales are to Petroperu, we believe that the loss of Petroperu as its sole customer would not materially impact our business because we could readily find other purchasers for our oil production both in Peru and throughout the world. However this could take time and effort to re-market this crude oil and there can be no guarantee that we will be successful at this effort. Should we not be successful it would impact our cash flows related to oil sales.

Risks Related to Our Geographic Location and Concentration

The geographic concentration of our properties in northwest Peru and southwest Ecuador subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting that region specifically.

The geographic concentration of our properties in northwest Peru and southwest Ecuador and adjacent waters means that some or all of our properties could be affected by the same event should that region, for example, experience:

●	natural disasters such as earthquakes and/or severe weather (such as the effects of “El Niño,” which can cause excessive rainfall and flooding in Peru and Ecuador);

●	delays or decreases in production, the availability of equipment, facilities or services;

●	delays or decreases in the availability of capacity to transport, gather or process production; or

●	changes in the political or regulatory environment.

Because all our properties could experience the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area.

Our operations in Peru and Ecuador involve substantial costs and are subject to certain risks because the oil and gas industry in Peru and Ecuador is less developed in comparison to the United States.

Because the oil and gas industry in Peru and Ecuador is less developed than in the United States, our drilling and development operations, in many instances, will take longer to complete and may cost more than similar operations in the United States. The availability of technical expertise and specific equipment and supplies may be more limited or costly in Peru and Ecuador than in the United States. If we are unable to obtain, or unable to obtain without undue cost, drilling rigs, equipment, supplies or personnel, our exploitation and exploration operations could be delayed or adversely affected, which could have a material adverse effect on our business, financial condition or results of operations. Furthermore, once oil and natural gas production is recovered, there are fewer ways to transport it to market for sale. Marine transportation for our offshore operations is subject to risks such as adverse weather conditions, collisions, groundings and other risks of damage or delay. Pipeline and trucking operations are subject to uncertainty and lack of availability. Oil and natural gas pipelines and truck transport travel through miles of territory and are subject to the risk of diversion, destruction or delay. We expect that such factors will continue to subject our international operations to economic and operating risks that companies with domestic operations do not experience.

Along with the general instability that comes from international operations, we face political and geographical risks specific to working in South America.

All of our oil and gas properties are located in South America, and specifically in Peru and Ecuador. The success and profitability of our international operations may be adversely affected by risks associated with international activities, including:

●	economic, labor, and social conditions;

●	local and regional political instability;

●	tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations); and

●	fluctuations in the value of the U.S. dollar versus the local currencies in which oil and gas producing activities may be conducted.

Legal uncertainty, operating expenses and fluctuations in exchange rates may make our assumptions about the economic viability of our oil and gas properties incorrect. If these assumptions are incorrect, we may not be able to earn sufficient revenue to cover our costs of operations.

Social and political unrest in Peru and Peruvian election results could cause heightened scrutiny over oil and gas regulatory matters.

Peru’s next municipal and regional political elections will be held in early October of 2014 and the next Presidential election will be held in April 2016. The electoral campaigns could bring heightened attention to various topics, including the regulation of oil and gas companies operating in Peru, and related environmental law compliance. These elections and the result from the election could result in increased environmental regulation, including additional regulation and oversight of the hydrocarbon and mining sectors, and regulation to combat global climate change and decrease the emission of greenhouse gases. In addition, the elections could result in increased scrutiny of the royalties on oil and gas production, which could help fund domestic social-regeneration projects.

We are subject to numerous foreign laws and regulations of the oil and natural gas industry that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to extensive foreign laws and regulations relating to the exploration for oil and natural gas and the development, production and transportation of oil and natural gas, as well as electrical power generation. Because the oil and gas industry in the countries in which we operate is less developed than elsewhere, changes in laws and interpretations of laws, including an interpretation that the oil period under the License Contract in Peru will not extend to 40 years, are more likely to occur than in countries with a more developed oil and gas industry. Future laws or regulations, as well as any adverse change in the interpretation of existing laws or our failure to comply with existing legal requirements may harm our results of operations and financial condition. We may be required to make our share of contributions to large and unanticipated expenditures to comply with governmental regulations, such as:

●	work program guarantees and other financial responsibility requirements;

●	taxation;

●	royalty requirements;

●	customer requirements;

●	employee compensation and benefit costs;

●	operational reporting;

●	environmental and safety requirements; and

●	unitization requirements.

Under these laws and regulations, we could be liable for our share of:

●	personal injuries;

●	property and natural resource damages;

●	unexpected employee compensation and benefit costs;

●	governmental infringements and sanctions; and

●	unitization payments.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts.

The terms of each of our Peruvian oil and gas license contracts, require that we perform certain activities, such as seismic acquisition, processing and interpretations and the drilling of required wells in accordance with those contracts and agreements. We are also required to conduct environmental impact studies and environmental impact assessments and establish our ability to comply with environmental regulations. Our failure to timely perform those activities as required could result in the suspension of our current production and sale of oil, the loss of our rights under a particular contract and/or the loss of the amounts we have posted as a guaranty for the performance of such activities, which would result in a significant loss to us.

Compliance with, or breach of, laws relating to the discharge of materials into, and the protection of, the environment can be costly and could limit our operations.

As an owner or lessee and operator of oil and gas properties in Peru and Ecuador, we are subject to various national, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, (i) impose liability on the owner or lessee under an oil and gas lease for the cost of property damage, oil spills, discharge of hazardous materials, remediation and clean-up resulting from operations; (ii) subject the owner or lessee to liability for pollution damages and other environmental or natural resource damages; and (iii) require suspension or cessation of operations in affected areas. We have established practices for continued compliance with environmental laws and regulations and we believe the costs incurred by these policies and procedures so far have been necessary business costs in our industry. However, there is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not increase such compliance costs, or have a material adverse effect upon our capital expenditures, earnings or competitive position. Since 2012, jurisdiction, oversight and regulatory enforcement in Peru regarding environmental matters have transferred from Organismo Supervisor de la Inversion en Energia y Mineria “OSINERGMIN” to Environmental Evaluation and Fiscalization Entity “OEFA”. The transfer of responsibility in Peru for environmental matters may result in uncertainty in the implementation, interpretation and enforcement of environmental regulations in Peru.

We are subject to laws and regulations that can adversely affect the cost, manner and feasibility of our planned operations.

The exploration for, and the development, production and sale of oil and gas in South America, and the construction and operation of power generation and gas processing facilities and pipelines in South America are subject to extensive environmental, health and safety laws and regulations. Our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. For example, we are required to obtain an environmental permit or approval from the government in Peru prior to conducting seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore of Peru, where we intend to conduct future oil and gas operations. We are also required to comply with numerous environmental regulations in order to transition from exploration into production in any new fields we develop. Additionally, environmental laws and regulations promulgated in Peru impose substantial restrictions on, among other things, the use of natural resources, interference with the natural environment, the location of facilities, the handling and storage of hazardous materials such as hydrocarbons, the use of radioactive material, the disposal of waste, and the emission of noise and other activities. The laws create additional monitoring and reporting obligations in the event of any spillage or unregulated discharge of hazardous materials such as hydrocarbons. Failure to comply with these laws and regulations also may result in the suspension or termination of our planned drilling operations and subject us to administrative, civil and criminal penalties.

Our current permits and authorizations and our ability to obtain future permits and authorizations may, over time, be susceptible to increased scrutiny, resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience delays in obtaining permits and authorizations in Peru necessary for our operations.

Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations. Moreover, these laws and regulations could change in ways that substantially increase our costs. These laws and regulations have changed in the past and have generally imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly higher than those we currently anticipate, thereby increasing our overall costs. Any failure to comply with these laws and regulations could cause us to suspend or terminate certain operations or subject us to administrative, civil or criminal penalties. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and our ability to implement our plan of operation.

BPZ E&P is subject to labor and health and safety regulations and may be exposed to liabilities and potential costs for compliance.

BPZ E&P is subject to Peruvian government and local labor and health and safety laws and regulations that govern, among other things, the relationship between BPZ E&P and its employees and the health and safety of BPZ E&P’s employees. For example, according to the Peruvian Safety and Health at Work Law (Ley de Seguridad y Salud en el Trabajo), Law No. 29783, BPZ E&P is required to adopt certain measures to safeguard the health and safety of its employees, as well as third parties, in its facilities. If compliance by BPZ E&P with such requirements should be reviewed by the applicable authorities and if an adverse final decision that BPZ E&P violated any labor laws, including the Peruvian Safety and Health at Work Law, should be issued in an administrative process, BPZ E&P may be exposed to penalties and sanctions, including the payment of fines and, depending on the level of severity of the infraction, exposed to the closure of its facilities and/or stoppage of its operations and the cancellation or suspension of governmental registrations, authorizations and licenses, any one of which may result in interruption or discontinuity of activities in BPZ E&P’s facilities, and materially and adversely affect BPZ E&P.

Competition for oil and natural gas properties and prospects is intense; many of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects.

We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel and equipment. In addition, changes in Peruvian government regulation have enabled multinational and regional companies to enter the Peruvian energy market. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. Competition in our business activities has increased and will increase further, as existing and new participants expand their activities as a result of these regulatory changes. Many of our competitors possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we have. For example, if several companies are interested in an area, Perupetro may choose to call for bids, either through international competitive biddings or through private bidding processes by invitation, and award the contract to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial, technical or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we may compete with other companies in our industry for properties operated by third parties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the business practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

Our management team has limited experience in the power generation business.

Our plan of operation includes constructing power generation and pipelines in Peru. However, the experience of our management team has primarily been in the oil and natural gas exploration and production industry and we have limited experience in the power generation business. We have hired a Manager of Gas-to-Power and a Commercial Manager who have direct experience in the power generation business. However, we continue relying on consultants and outside engineering and technical firms to provide the expertise to plan and execute the power generation aspects of our strategy and we have not yet hired all necessary full-time employees to manage this line of business. No assurance can be given that we will be able to recruit and hire qualified personnel on acceptable terms. Inability to hire such key technical personnel when necessary may adversely affect our gas-to-power project.

Construction and operation of power generation and pipelines involve significant risks and delays that cannot always be covered by insurance or contractual protections.

The construction of power generation and pipelines involve many risks, including:

●	supply interruptions;

●	work stoppages;

●	labor disputes;

●	social unrest;

●	inability to negotiate acceptable construction, supply or other contracts;

●	inability to obtain required governmental permits and approvals;

●	weather interferences;

●	unforeseen engineering, environmental and geological problems;

●	unanticipated cost overruns;

●	possible delays in the acquisition of support equipment necessary for our gas turbines;

●	possible delays in transporting the necessary equipment to our planned facility in Northern Peru;

●	possible delays in connection with power plant construction;

●	possible delays or difficulties in completing financing arrangements for the gas-to-power project; and

●	possible difficulties or delays with respect to any necessary Peruvian regulatory compliance.

The construction and future operation of these facilities involve all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performances below expected levels of output or efficiency. We intend to maintain commercially reasonable levels of insurance, where such insurance is available and cost-effective, obtain warranties from vendors and obligate contractors to meet certain performance levels. However, the coverage or proceeds of any such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expenses and higher costs.

The success of our gas-to-power project will depend, in part, on the existence and growth of markets for natural gas and electricity in Peru.

Peru has a well-developed and stable market for electricity. Hydroelectric and gas-fired thermal power plants are the primary sources of electric generation, with each source providing approximately 50%. Hydroelectric plants are much less expensive to operate than plants that utilize natural gas, but they are subject to variable output based on rainfall and reservoir levels. Peru has natural gas reserves and production, but does not have a well-developed natural gas infrastructure, particularly in northwest Peru where we operate. Our immediate business plan relies on the continued stability of the power market in Peru. We currently do not expect to complete our power plant earlier than 2016. Further, we cannot guaranty that our efforts to complete the gas-to-power project will be successful. Our assessment of the future power market and demand in Peru and the near-term viability of the project could be inaccurate. We are subject to the following risks that:

●

relatively more favorable business conditions for hydroelectric plants, a material reduction in power demand or other competitive issues may adversely affect the demand and prices for the electricity that we expect to produce by the time the power plant is completed;

●	our lifting costs could exceed the minimum wholesale power prices available, making the sale of our gas uneconomical;

●	gas supply and reserves may not develop as anticipated;

●

potential disruptions or changes to the regulation of the natural gas or power markets in the region could occur by the time our power plant is completed, or we may not receive the necessary environmental or other permits and governmental approvals necessary to operate our power plant or to proceed with the plant in a timely manner;

●

although we plan to enter into long-term contracts to sell a significant part of our future power production, there can be no assurance that we will be successful in obtaining such contracts or that they will be on favorable terms; and

●

we will be subject to the general commercial issues related to being in the power business, including the credit-worthiness of, and collections from future customers and the ability to profitably operate our future power plant.

We are subject to the Foreign Corrupt Practices Act (the “FCPA’), and our failure to comply with the laws and regulations thereunder could result in material adverse effect on our business.

We are subject to the FCPA, and our failure to comply with the laws and regulations thereunder could result in penalties which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition. We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials to secure any improper advantage for the purpose of obtaining or keeping business and/or other benefits. Since all of our oil and gas properties are in Peru and Ecuador, there is a risk of potential FCPA violations. We have a FCPA policy and a compliance program designed to ensure that we, our employees and agents comply with the FCPA. There is no assurance that such policy or program will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire. Any violation of these laws could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

Other Business Risks

We are subject to routine and ongoing tax audits with the United States Internal Revenue Service (“IRS”) and tax authorities for other jurisdictions that could result in additional tax assessment.

We have been subject to audits by the IRS and SUNAT, the tax and customs office in Peru. If the IRS or SUNAT disagrees with the positions taken by us on our tax returns, we could have additional tax liability, including interest and penalties. If our positions are not upheld through the appeal process and we ultimately pay such amounts, the payment could have an adverse effect on our financial results and cash flows.

Failure to generate taxable income and realize our deferred tax assets in Peru could have a material adverse effect on our financial position and results of operations.

The assessment of deferred tax assets and of valuation allowances associated with deferred tax assets require management to make estimates and judgments about the realization of deferred tax assets, which realization will be primarily based on forecasts of future taxable income. Such estimates and judgments are inherently uncertain. We evaluate our deferred tax assets generated in Peru for realization annually or whenever there is an indication that they are not realizable. The ultimate realization of our foreign deferred tax assets is dependent upon the generation of future taxable income in Peru within the time periods required by applicable tax statutes. Should we determine in the future that it is more likely than not that some portion or all of our foreign deferred tax assets will not be realized, we will be required to record a valuation allowance in connection with these deferred tax assets. Such valuation allowance, if taken, would be recorded as a charge to income tax expense and our financial condition and operating results would be adversely affected in the period such determination is made.

A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

Businesses have become increasingly dependent on digital technologies to conduct day-to-day operations. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. A cyber-attack could include gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption, or result in denial of service on websites.

The oil and gas industry has become increasingly dependent on digital technologies to conduct certain exploration, development and production activities. For example, software programs are used to interpret seismic data, manage drilling rigs, production equipment and gathering and transportation systems, conduct reservoir modeling and reserves estimation, and for compliance reporting. The use of mobile communication devices has also increased rapidly. The complexity of the technologies needed to extract oil and gas in increasingly difficult physical environments, such as deep water, and global competition for oil and gas resources make certain information more attractive to thieves.

We depend on digital technology, including information systems and related infrastructure, to process and record financial and operating data, communicate with our employees and business partners, analyze seismic and drilling information, estimate quantities of oil and gas reserves and for many other activities related to our business. Our business partners, including vendors, service providers, purchasers of our production and financial institutions, are also dependent on digital technology.

Our technologies, systems and networks, and those of our business partners may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of our business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period.

A cyber incident involving our information systems and related infrastructure, or that of our business partners, could disrupt our business plans and negatively impact our operations in the following ways, among others:

●

unauthorized access to seismic data, reserves information, operational results or other sensitive or proprietary information could have a negative impact on our competitive position in developing our oil and gas resources;

●	data corruption, communication interruption, or other operational disruption during drilling activities could result in a dry hole cost or even drilling incidents;

●	data corruption or operational disruption of production infrastructure could result in loss of production or accidental discharge;

●

a cyber-attack on a vendor or service provider could result in supply chain disruptions which could delay or halt one of our major projects, effectively delaying the start of cash flows from the project;

●

a cyber-attack involving commodities exchanges or financial institutions could slow or halt commodities trading, thus preventing us from marketing our production or engaging in hedging activities, resulting in a loss of revenues;

●	a cyber-attack on a communications network or power grid could cause operational disruption resulting in loss of revenues;

●	a deliberate corruption of our financial or operational data could result in events of non-compliance which could lead to regulatory fines or penalties; and

●	significant business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation, or a negative impact on the price of our common stock.

Although to date we have not experienced any material losses relating to cyber incidents, there can be no assurance that we will not suffer such losses in the future. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

The loss of senior management or key technical personnel could adversely affect us.

We have engaged certain members of management who have substantial expertise in the type of endeavors we presently conduct and the geographical areas in which we conduct them. We do not maintain any life insurance against the loss of any of these individuals. To the extent their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance we will be able to recruit and hire qualified persons on acceptable terms. Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. No assurance can be given that we will be able to recruit and hire such persons on acceptable terms. Inability to replace lost members of management or key technical personnel may adversely affect us.

Insurance does not cover all risks.

Exploration for, and the production of, oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in (i) damage to or destruction of wells and/or production facilities, (ii) damage to or destruction of formations, (iii) injury to persons, (iv) loss of life, or (v) damage to property, the environment or natural resources. As a result, we presently maintain insurance coverage in amounts consistent with our business activities and to the extent required by our license contracts. Such insurance coverage includes certain physical damage to our and third parties’ property, hull and machinery, protection and indemnity, employer’s liability, comprehensive third party general liability, workers’ compensation and certain pollution and environmental risks. However, we are not fully insured against all risks in all aspects of our business, such as political risk, civil unrest, war, business interruption, environmental damage and reservoir loss or damage. Further, no such insurance coverage can insure for all operational or environmental risks. The occurrence of an event that is not insured or not fully insured could result in losses to us. For example, uninsured or under insured environmental damages, property damages or damages related to personal injuries could divert capital needed to implement our plan of operation. If any such uninsured losses are significant, we may have to curtail or suspend our drilling or other operations until such time as replacement capital is obtained, if ever, and this could have a material adverse impact on our financial position.

Risk Factors Related to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

Our substantial level of indebtedness could have important consequences for your investment in the notes and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

●

make it more difficult for us to satisfy our financial obligations under the notes, our other indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

●	prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control;

●

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

●

limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit the ability to execute our business strategy;

●	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

●	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

●	limit management’s discretion in operating our business;

●	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

●	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

Each of these factors may have a material adverse effect on our financial condition and results of operations. Our ability to make payments with respect to the notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting us and the oil and natural gas industry, many of which are beyond our control.

Our operations may not generate sufficient cash to enable us to service our debt.

Our future cash flow may be insufficient to meet our debt obligations and commitments. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

●	refinancing or restructuring our debt;

●	selling assets;

●	reducing or delaying capital investments; or

●	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under our convertible notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Despite our substantial indebtedness level, we and our subsidiaries may still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional notes and other secured indebtedness, in the future. Although the terms of the notes will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify, which could further exacerbate the risks associated with our substantial indebtedness.

Any additional notes issued under the indenture governing the notes would be guaranteed by the same guarantors and would have the same security interests, with the same priority, as currently securing the notes. As a result, the collateral securing the notes would be shared by any additional notes we may issue under the applicable indenture, and an issuance of such additional notes would dilute the value of the collateral compared to the aggregate principal amount of notes issued.

The notes will be secured only to the extent of the value of the assets having been granted as security for the notes, which may not be sufficient to satisfy our obligations under the notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon the sale of any collateral would be dependent on numerous factors, including, but not limited to the actual fair market value of the collateral at such time, general market and economic conditions and the timing and the manner of the sale.

To the extent that the claims of the holders of the notes exceed the value of the assets securing those notes and other liabilities, those claims will rank equally with the claims of the holders of any outstanding senior unsecured indebtedness. As a result, if the value of the assets pledged as security for the notes and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those claims may not be satisfied in MI before the claims of our unsecured creditors are paid.

Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agents for the notes to repossess and dispose of the collateral securing the notes and the guarantees upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our domestic restricted subsidiaries that provide security for the notes or guarantees prior to, or possibly even after, the collateral agents have repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as a collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Applicable legislation in other jurisdictions may impose similar approval requirements in relation to debtors in foreign proceedings. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes or any guarantees could be delayed following commencement of a bankruptcy case, whether or when the collateral agents would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

There also can be no assurance that courts outside of the United States would recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy proceeding against us or any of the guarantors with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable in any foreign jurisdiction in which we or any of the guarantors are organized. The rights of the trustee to enforce remedies may be significantly impaired by the restructuring or liquidation provisions of applicable jurisdictional bankruptcy laws, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amounts of their claims (potentially even nothing), and any such recovery might consist of illiquid securities.

As to the Republic of Peru, the jurisdiction of the U.S. Bankruptcy courts will not be recognized in connection with any insolvency and bankruptcy proceedings against BPZ E&P, given that any insolvency and bankruptcy proceedings against debtors domiciled in the Republic of Peru (such as BPZ E&P) shall be subject to the jurisdiction of the competent authority of the Republic of Peru.

Furthermore, a judgment of a U.S. Bankruptcy court would only be declared enforceable in the courts of the Republic of Peru to the extent that, among other requirements, such final and conclusive judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts (such as matters involving real estate located in Peru).

For a more detailed description, see the “Peruvian Law” and “Enforcement of Judgments” sections in this offering circular.

In the event of our bankruptcy, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

If we became subject to bankruptcy proceedings, the Escrow Amount might be deemed to be property of the bankruptcy estate.

If a bankruptcy, liquidation, dissolution, reorganization or similar proceeding or petition is filed by or against us prior to the date of satisfaction of the escrow conditions, federal bankruptcy law may prevent use from using such Escrow Amount to repay our existing indebtedness under our 6.50% Convertible Senior Notes due 2015. The court adjudicating our bankruptcy or reorganization case might find that the Escrow Amount is property of the bankruptcy estate. If it makes such a determination, the court could authorize the use of these funds by the bankruptcy estate with or without restrictions.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of, or security interest or lien granted on, collateral in favor of the collateral agents might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Substantially all of the assets of our Peruvian Guarantors are located outside of the United States.

Certain guarantors are organized and existing under the laws of Peru (“Peruvian Guarantors”). All of the officers of the Peruvian Guarantors reside outside the United States, and all or a significant portion of the assets of such officers may be, and substantially all of the assets of the Peruvian Guarantors are, located outside the United States. As a result, it may not be possible to effect service of process upon such officers or the Peruvian Guarantors outside Peru or to enforce against them in the courts of jurisdictions other than Peru any judgments obtained in such courts that are predicated upon the laws of such other jurisdictions.

Enforcement of the guarantees across multiple jurisdictions may be difficult.

The Company is incorporated under the laws of the State of Texas. The notes will be issued by us and guaranteed by the Guarantors in Peru. In the event of bankruptcy, insolvency, or a similar event, proceedings could be initiated in Peru. The rights under the Guarantees will thus be subject to the bankruptcy, insolvency or similar laws of Peru and it may be difficult to effectively enforce such rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often administration and other laws of our jurisdiction of organization and of Peru may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. Further, there is no existing treaty between the United States and Peru for the reciprocal enforcement of foreign judgments. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions’ law should apply and could adversely affect the ability to realize any recovery under the notes and the Guarantees.

The first priority liens on the assets of the Company and its Guarantors may become junior in priority if the Company enters into a Priority Lien Credit Facility.

The notes and the Guarantees will be secured by first priority liens on substantially all of the assets of the Company and its Guarantors other than Excluded Collateral. If the Company enters into a Priority Lien Credit Facility, the Liens securing the notes and the Guarantees will be junior in priority to the Liens securing the First Lien Obligations and the first priority lienholders will have claims to the collateral covered by such first priority liens that are structurally senior to any claims of the holders of the notes.

If we are unable to comply with the restrictions and covenants in the agreements governing the notes and our other indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would affect our ability to make principal, interest or Additional Interest payments on the notes.

Any default under the agreements governing our indebtedness that is not cured or waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal, premium, if any, and interest, or Additional Interest, if any, on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, interest, or Additional Interest, if any, on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness (including covenants in a Priority Lien Credit Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default:

●	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest or Additional Interest, if any;

●

we expect that the lenders under the new senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

●	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers under a Priority Lien Credit Facility to avoid being in default. If we breach our covenants under a Priority Lien Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

If we enter into the intercreditor agreement, in the event of bankruptcy, the collateral agents, on behalf of all noteholders, may be required to support and vote for certain plans of reorganization. This restriction may prevent the collateral agents from supporting plans of reorganization that propose more favorable recoveries with respect to the notes.

If we enter into the intercreditor agreement, in the event of a bankruptcy filing, the collateral agents, on behalf of all noteholders, may be required to support and vote for any plan of reorganization or disclosure statement of ours that (a) is accepted by the class of holders of our First Lien Obligations in accordance with Section 1126(c) of the U.S. Bankruptcy Code, (b) provides for the payment in full in cash of all of our First Lien Obligations (including all post-petition interest, fees, and expenses) on the effective date of such plan of reorganization, or (c) provides for the retention by the collateral agents of the liens on the collateral securing our First Lien Obligations, and on all proceeds thereof, with the same relative priority with respect to the collateral or other property as provided in the intercreditor agreement with respect to the collateral. To the extent any such plan provides for deferred cash payments, or for the distribution of any other property of any kind or nature, on account of our First Lien Obligations or the notes, an acceptable plan must provide that any such deferred cash payments or other distributions in respect of the notes is delivered to the collateral agents and distributed in accordance with the priorities provided in the intercreditor agreement. These and other restrictions in our intercreditor agreement may prevent the collateral agents from supporting plans of reorganizations that propose more favorable recoveries with respect to the notes.

Rights of noteholders in the collateral may be adversely affected by the failure to perfect liens on the collateral or on collateral acquired in the future.

The failure to properly perfect liens on the collateral could adversely affect the collateral agents’ ability to enforce its rights with respect to the collateral for the benefit of the noteholders. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the collateral agents will monitor, or that we will inform the Trustee or the collateral agents of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The Trustee and the collateral agents for the notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

The notes will be structurally subordinated to the indebtedness of our future non guarantor subsidiaries, if any.

The notes will be fully and unconditionally guaranteed on a senior secured basis by all of our existing and future Restricted Subsidiaries. The notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of any Unrestricted Subsidiary that do not guarantee the notes.

There is no public market for the notes, and we cannot assure you that a market for the notes will develop.

The notes are a new issue of securities and there is no existing trading market for the notes. We do not assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell the notes will be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

●	the number of noteholders;

●	our operating performance and financial condition;

●	our ability to complete the offer to exchange the notes;

●	the market for similar securities;

●	the interest of securities dealers in making a market in the notes; and

●	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We do not assure you that the market for the notes will be free from similar disruptions. Any disruptions could have an adverse effect on noteholders.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the rating expected by the noteholders. Ratings agencies also may lower ratings on the notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or on other purchase dates, and our debt may contain limitations on our ability to pay cash upon repurchase of the notes.

The notes bear interest at a rate of % per year. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. We may not have sufficient funds to pay the interest or repurchase price. If we fail to pay interest on the notes or repurchase the notes, we will be in default under the indenture governing the notes. See “Description of Notes—Repurchase at the Option of Holders—Fundamental Change” and “Description of Notes—Events of Default.”

There are restrictions on transfers of the notes.

We are relying upon an exemption from the registration requirements under the Securities Act and applicable state securities laws in offering the notes. As a result, the notes may be transferred or resold only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws.

Federal, state and foreign fraudulent transfer laws may permit a court to avoid the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require holders of the notes to return payments received. If this occurs, holders of the notes may not receive any payments on the notes.

Federal, state and foreign fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state and be different from other applicable foreign jurisdictions, the notes or guarantees could be avoided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

●	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

●	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

●	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

●

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our other debt or the debt of the guarantors. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

●	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

●

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

●	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could avoid the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to our presently existing and future indebtedness or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, holders of the notes may not receive any repayment on the notes. Further, the avoidance of the notes could result in an Event of Default with respect to our other debt that could result in acceleration of such debt.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being avoided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety; this decision was affirmed by the Eleventh Circuit Court of Appeals on May 15, 2012. If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all indebtedness and other liabilities of the subsidiary guarantors, including trade payables.

In addition, different or additional fraudulent conveyance laws may exist in foreign jurisdictions which could result in the liens being avoided.

Foreign Account Tax Compliance Act (FATCA) withholding may apply to payments on the notes, including as a result of the failure of the bank or broker through which you hold the notes to provide information to tax authorities.

Your notes generally would be subject to a U.S. withholding tax of 30% under FATCA under certain circumstances. This tax could apply if you or any non-U.S. person or entity that receives a payment (directly or indirectly) on your behalf (including a bank, custodian, broker or other payee, at any point in the series of payments made on your notes) does not comply with the U.S. information reporting, withholding, identification, certification, and related requirements imposed by FATCA. The payments potentially subject to this withholding tax include interest (including original issue discount) and other periodic payments and, on or after January 1, 2017, payments made upon the sale, exchange or maturity of your notes.

You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA. You could be affected by this withholding if, for example, your bank or broker through which you hold the notes is subject to withholding because it fails to comply with these requirements. This might be the case even if you would not otherwise have been directly subject to withholding. Accordingly, you should consult your bank or broker about the likelihood that payments to it (for credit to you) will become subject to withholding in the payment chain.

We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive significantly less than the amount that you would have otherwise received with respect to your notes. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts. For more information, see “Certain Material United States Federal Income Tax Considerations—Tax Consequences to Non-United States Holders—Foreign Account Tax Compliance Act.”

We may be subject to US taxation on some or all of the proceeds from the notes.

Under Section 956 of the Internal Revenue Code of 1986, as amended (the “Code”), a United States Shareholder of a controlled foreign corporation is subject to US taxation on its allocable share of the United States Property (as defined in Section 956(c) of the Code) held by such controlled foreign corporation, but only to the extent of such United States Shareholder’s pro rata share of the controlled foreign corporation’s earnings and profits, with such amount being further subject to potential offset (along with any other income of the Company) by any available current or accumulated net operating losses or other deductions of the Company. The Restricted Subsidiaries’ guarantee of the notes and the security for the notes provided by certain of the Collateral will cause all or a portion of the Company’s proceeds from the issuance of the notes to be characterized as “United States Property” for these purposes. Any additional US tax liability of the Company during the current taxable year or in a future taxable year resulting from such characterization could impact the net cash flow generated by the operations of the Company and its subsidiaries and could negatively impact the Company’s ability to make payments on the notes when due. The Company presently expects that such characterization should not result in a material amount of additional US tax liability to the Company, during the current taxable year or in a future taxable year, because the Company has net operating loss carryforwards. However, there is no guarantee that any such additional tax liability will not be material during the current taxable year or in a future taxable year. For example, a material additional tax liability might occur if the availability of the Company’s net operating loss carryforwards are limited as a result of an “ownership change” as determined for federal income tax purposes.